Exhibit 4.1

FORM OF PRIVATE WARRANT

THE SECURITIES REPRESENTED BY THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION.

THIS PRIVATE WARRANT (this “Warrant”) certifies that, for value received, [●] or its permitted assigns (the “Holder”) is entitled, subject to the terms and limitations set forth herein, to purchase from GMEX Robotics Corporation, a British Virgin Island company (the “Company”), up to [●] of the Company’s Class A ordinary shares (the “Ordinary Shares”), at an exercise price equal to $1.0272 per share, subject to adjustment as provided herein.

This Warrant is issued pursuant to that certain Securities Purchase Agreement, dated as of June 8, 2026, by and between the Company and the Holder or the original purchaser named therein (the “Purchase Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement.

Section 1. Definitions

“Aggregate Exercise Price” means the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon an exercise of this Warrant for cash.

“Beneficial Ownership Limitation” means 4.99%/9.99% of the number of Ordinary Shares (inclusive of all Class B ordinary shares of the Company) outstanding immediately after giving effect to the issuance of Warrant Shares upon exercise, subject to Section 2.6.

“Bloomberg” means Bloomberg Financial Markets or, if Bloomberg is no longer reporting the applicable information, such other nationally recognized securities information reporting service reasonably selected by the Company and reasonably acceptable to the Holder.

“Exercise Period” means the period beginning on the date hereof and ending at 5:00 p.m., New York City time, on the 30th day after such date.

“Exercise Price” means $1.0272 per share, subject to adjustment under Section 4.

“Exchange Cap” has the meaning set forth in the Purchase Agreement.

“Issuance Date” means June 8, 2026.

“Principal Market” means The Nasdaq Stock Market LLC or such other national securities exchange on which the Ordinary Shares are then principally listed or quoted for trading.

“Trading Day” means any day on which the Principal Market is open for trading.

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“VWAP” means, for any Trading Day, the volume-weighted average price of the Ordinary Shares for such Trading Day on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “HP” function set to weighted average or, if the foregoing does not apply, the volume-weighted average price of the Ordinary Shares in the over-the-counter market on the electronic bulletin board for such Trading Day as reported by Bloomberg, or, if no volume-weighted average price is reported for the Ordinary Shers by Bloomberg for such Trading Day, the average of the highest closing bid price and the lowest closing ask price of any market makers for the Ordinary Shares as reported in the OTC Markets Group Inc. marketplace. If VWAP cannot be calculated for the Ordinary Shares on such Trading Day on any of the foregoing bases, VWAP shall be the fair market value of one Ordinary Share as mutually determined by the Company and the Holder in good faith.

“Warrant Shares” means the Ordinary Shares issuable upon exercise of this Warrant, as adjusted from time to time.

Section 2. Exercise

2.1	Exercise Right.

Subject to the terms and conditions hereof, the Holder may exercise this Warrant, in whole or in part, at any time during the Exercise Period by delivering to the Company a duly executed notice of exercise in the form attached as Exhibit A (a “Notice of Exercise”) and paying the Aggregate Exercise Price for the Warrant Shares being purchased. Notwithstanding anything to the contrary, the exercisability of this Warrants shall be subject to completion of Purchaser’s payment obligations under the Purchase Agreement.

2.2	Payment of Exercise Price.

The Holder may exercise this Warrant by paying the Aggregate Exercise Price in cash by wire transfer of immediately available funds or certified or official bank check payable to the Company. In lieu of paying the Aggregate Exercise Price in cash, the Holder may elect, at any time and from time to time, to exercise this Warrant on a cashless basis in accordance with Section 2.3, whether or not a registration statement covering the resale of the Warrant Shares is then effective or available.

2.3	Cashless Exercise.

Upon a cashless exercise, the Holder shall be entitled to receive a number of Warrant Shares determined according to the following formula:

X = (A × (B - C)) / B

For purposes of the foregoing formula:

X = the number of Warrant Shares to be issued to the Holder upon such cashless exercise;

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A = the total number of Warrant Shares with respect to which this Warrant is then being exercised, as if such exercise were being made by means of a cash exercise;

B = the VWAP for the Trading Day immediately preceding the date on which the Holder delivers the applicable Notice of Exercise to the Company; and

C = the Exercise Price then in effect for the applicable Warrant Shares.

If B is less than or equal to C for any cashless exercise, then no Warrant Shares shall be issuable pursuant to such cashless exercise unless the Company and the Holder otherwise agree in writing to a different valuation methodology permitted by applicable law and the rules of the Principal Market. For the avoidance of doubt, upon a cashless exercise the Holder shall not be required to deliver the Aggregate Exercise Price in cash, and the Company shall issue only the net number of Warrant Shares calculated under this Section 2.3.

2.4	Delivery of Warrant Shares.

No later than the second Trading Day after the Company receives a valid Notice of Exercise and the Aggregate Exercise Price or cashless exercise election, the Company shall instruct its transfer agent to issue the Warrant Shares in book-entry form in the name of the Holder or its designee, subject to applicable securities law restrictions and any required legend.

2.5	Company Legal Opinion; Transfer Agent Instructions.

The Company shall, at its own expense, use commercially reasonable efforts to cause Company counsel to deliver any legal opinion reasonably requested by the Company’s transfer agent in connection with the issuance of Warrant Shares upon exercise of this Warrant or the removal of restrictive legends from Warrant Shares when such removal is permitted under the Securities Act, including upon resale pursuant to an effective registration statement or Rule 144. The Company shall not unreasonably delay, condition or withhold delivery of transfer agent instructions or counsel opinions necessary to effect a valid exercise or permitted legend removal.

2.6	Beneficial Ownership Limitation.

The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to the exercise the Holder, together with its Affiliates and attribution parties, would beneficially own more than the Beneficial Ownership Limitation. The Holder may increase or decrease the Beneficial Ownership Limitation upon not less than 61 days’ written notice to the Company, provided that the limitation may not exceed 9.99% unless otherwise permitted by applicable law and Nasdaq rules.

2.7	Exchange Cap; Nasdaq Compliance.

Notwithstanding anything herein to the contrary, the Company shall not issue any Warrant Shares to the extent such issuance would exceed the Exchange Cap or otherwise require shareholder approval under Nasdaq rules, unless and until the Company has obtained such shareholder approval. Any exercise notice that would exceed the Exchange Cap shall be deemed reduced to the maximum number of Warrant Shares that may be issued without shareholder approval, and the balance shall remain exercisable subject to receipt of shareholder approval or other availability under Nasdaq rules.

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2.8	Fractional Shares.

No fractional shares shall be issued upon exercise. Any fraction shall be rounded down to the nearest whole share and the Company shall pay cash in lieu of such fraction based on Fair Market Value.

2.9	Taxes.

The Company shall pay all issue or transfer taxes attributable to issuance of Warrant Shares to the Holder, but not income taxes or taxes attributable to issuance in a name other than the Holder.

Section 3. Transfer

3.1	Transfer Restrictions.

This Warrant and the Warrant Shares may not be transferred except pursuant to an effective registration statement or an exemption from registration under the Securities Act and applicable state securities laws, and in compliance with the Purchase Agreement.

3.2	Assignment.

Subject to Section 3.1, the Holder may transfer this Warrant in whole or in part by delivering an assignment substantially in the form attached as Exhibit B, together with an opinion of counsel reasonably satisfactory to the Company if requested by the Company.

3.3	Register.

The Company shall maintain a register for this Warrant showing the name and address of the Holder and any permitted transferee. The Company may treat the registered holder as the absolute owner for all purposes.

3.4	Replacement Warrant.

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and an indemnity reasonably satisfactory to the Company, the Company shall issue a replacement warrant of like tenor.

Section 4. Adjustments

4.1	Share Dividends, Splits and Combinations.

If the Company pays a share dividend or otherwise makes a distribution payable in Ordinary Shares, subdivides outstanding shares into a greater number of shares, combines outstanding shares into a smaller number of shares, or issues shares by reclassification of its Ordinary Shares, then the Exercise Price and number of Warrant Shares shall be proportionately adjusted so that the Holder receives the same economic effect as if the Holder had exercised immediately prior to such event.

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4.2	Fundamental Transaction.

If the Company consummates a merger, consolidation, sale of all or substantially all assets, tender offer, exchange offer, reclassification or other transaction in which Ordinary Shares are converted into or exchanged for securities, cash or other property (a “Fundamental Transaction”), then the Holder shall have the right to receive upon exercise the kind and amount of securities, cash or property that the Holder would have received if this Warrant had been exercised immediately prior to the Fundamental Transaction.

4.3	Successor Assumption.

The Company shall not enter into a Fundamental Transaction unless the successor or acquiring entity assumes in writing the obligations of the Company under this Warrant.

4.4	Subsequent Rights Offerings.

If the Company grants, issues or sells pro rata rights, options or warrants to holders of Ordinary Shares, the Holder shall be entitled to acquire, upon the terms applicable to such rights, options or warrants, the aggregate rights that the Holder would have acquired if the Holder had exercised this Warrant immediately before the record date, subject to the Beneficial Ownership Limitation and Exchange Cap.

4.5	Notice of Adjustment.

Whenever the Exercise Price or number of Warrant Shares is adjusted, the Company shall promptly deliver to the Holder a certificate setting forth the adjustment and a brief statement of the facts requiring the adjustment.

4.6	Reset of Exercise Price.

4.6.1 Definitions. For purposes of this Section 4.6:

A. “Initial Exercise Price” means the Exercise Price in effect on the Issuance Date, which shall be equal to the per-share purchase price paid by the Holder for the Ordinary Shares purchased by the Holder under the Purchase Agreement.

B. “Reset Date” means the date that is 10 days after the Issuance Date; provided that if such date is not a Trading Day, the Reset Date shall be the immediately following Trading Day.

C. “Reset Measurement Price” means the VWAP of the Ordinary Shares for the [five (5)] Trading Days immediately preceding the Reset Date.

D. “Reset Factor” means twenty percent (25%).

E. “Reset Floor Price” means an amount equal to twenty percent (20%) of the Initial Exercise Price, subject to proportionate adjustment for any share dividend, share split, share combination, recapitalization, reclassification or similar transaction affecting the Ordinary Shares after the Issuance Date.

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4.6.2 Reset Adjustment. On the Reset Date, if the Reset Measurement Price is less than the Initial Exercise Price, then the Exercise Price shall be reduced, effective as of the opening of trading on the Reset Date, to an amount equal to the greater of:

A. the Reset Floor Price; and

B. the product of (1) the Reset Factor multiplied by (2) the Reset Measurement Price.

For the avoidance of doubt, the foregoing formula may be expressed as follows:

Reset Exercise Price = greater of (x) Reset Floor Price and (y) 25% Reset Measurement Price).

If the Reset Measurement Price is equal to or greater than the Initial Exercise Price, no adjustment shall be made under this Section 4.6.

4.6.3 No Upward Adjustment. Any adjustment pursuant to this Section 4.6 shall only reduce, and shall not increase, the Exercise Price. Once adjusted pursuant to this Section 4.6, the Exercise Price shall remain subject to further adjustment as otherwise provided in this Section 4.

4.6.4 Adjustment to Number of Warrant Shares. The number of Warrant Shares issuable immediately prior to such reset shall be adjusted to the number of Ordinary Shares determined by multiplying the Exercise Price then in effect at issuance by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such reset and dividing the product thereof by the Reset Exercise Price, provided that that no reset will decrease the number of Warrant Shares as otherwise determined pursuant to this Section 4.6.

4.6.5 Exchange Cap; Principal Market Rules. Notwithstanding anything to the contrary in this Warrant, the Company shall not issue any Warrant Shares, or give effect to any adjustment that would require the issuance of Warrant Shares, in each case to the extent such issuance or adjustment would violate the rules or regulations of the Principal Market, including any shareholder approval requirement, unless and until the Company has obtained any required shareholder approval. Any portion of this Warrant that cannot be exercised as a result of the preceding sentence shall remain exercisable if and when such issuance becomes permissible under applicable law and the rules of the Principal Market.

4.6.6 Notice of Reset. Within two (2) Trading Days after the Reset Date, the Company shall deliver to the Holder a written notice setting forth in reasonable detail the calculation of the Reset Measurement Price, the Exercise Price after giving effect to the reset, if any, and the facts and assumptions underlying such calculations.

4.6.7 One-Time Reset. The adjustment set forth in this Section 4.6 shall occur only once, on the Reset Date, and no additional reset shall be made pursuant to this Section 4.6 unless the Company and the Holder otherwise agree in writing.

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4.7	No Impairment.

The Company shall not avoid or seek to avoid observance or performance of this Warrant and shall take all action reasonably necessary to protect the Holder’s rights hereunder, subject to applicable law, Nasdaq rules and fiduciary duties.

4.8	Issuance of Ordinary Share or Ordinary Share Equivalents Below Current Market Price.

(a) Adjustment of Warrant Share Number. Subject to Exempt Issuance defined in the Securities Purchase Agreement, if, at any time or from time to time after the issuance of this Warrant but prior to the exercise or conversion hereof, the Company shall issue or sell any shares of Ordinary Share or Ordinary Share Equivalents (each such issuance or sale, a “New Issuance”) at a new issue price that is less than the Current Market Price as of the record date or issuance date, as the case may be, for such New Issuance (the “Relevant Date”), then, and in each such case, the Warrant Share Number shall be increased to a number equal to the product of (x) the Warrant Share Number immediately prior to the Relevant Date multiplied by (y) the quotient of:

(i) the sum of (A) the number of shares of Ordinary Share (determined on a fully-diluted basis) outstanding on the Relevant Date, plus (B) the number of additional shares of Ordinary Share (determined on a fully-diluted basis) issued or to be issued in such New Issuance (including the maximum number of shares of Ordinary Share into which the Ordinary Share Equivalents issued or to be issued in such New Issuance initially are convertible, exchangeable or exercisable); divided by

(ii) the sum of (A) the number of shares of Ordinary Share (determined on a fully-diluted basis) outstanding on the Relevant Date, plus (B) the number of shares of Ordinary Share which the aggregate consideration, before the deduction of any underwriting or placement agency fees, discounts, commissions and expenses, for the number of such additional shares of Ordinary Share (determined on a fully-diluted basis) issued or to be issued in such New Issuance (including the maximum number of shares of Ordinary Share into which the Ordinary Share Equivalents issued or to be issued in such New Issuance initially are convertible, exchangeable or exercisable) would purchase at the Current Market Price on the Relevant Date, plus (C) the number of shares of Ordinary Share which the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of any Ordinary Share Equivalents issued or to be issued in such New Issuance would purchase at the Current Market Price on the Relevant Date.

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Such adjustment shall be made whenever such shares of Ordinary Share or Ordinary Share Equivalents are issued, and shall become effective retroactively (1) in the case of any issuance to the stockholders of the Company, as such, to the date immediately following the close of business on the record date for the determination of the stockholders of the Company entitled to receive such shares of Ordinary Share or Ordinary Share Equivalents and (2) in all other cases, on the date of such issuance of such shares of Ordinary Share or Ordinary Share Equivalents; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 4.8 shall be made only upon the issuance of such shares of Ordinary Share or Ordinary Share Equivalents, and not upon the issuance of any security that is issued upon the conversion, exchange or exercise of such Ordinary Share Equivalents. Solely for purposes of this Section 4.8(a): (y) the term “Ordinary Share” shall include the Ordinary Share and each other class of Capital Stock of the Company that does not have a preference over any other class of Capital Stock of the Company as to dividends or upon liquidation, dissolution or winding up of the Company and, in each case, shall include any other class of Capital Stock of the Company into which such stock is reclassified or reconstituted; and (z) if the provisions of any Ordinary Share Equivalents or any rights or options to purchase any shares of Ordinary Share or Ordinary Share Equivalents are amended after the date of issuance so as to reduce the applicable conversion price, exchange price or exercise price, such amendment shall be deemed to be a new issuance of such Ordinary Share Equivalents.

(b) Amount of Consideration. If the Company shall issue or sell any shares of Ordinary Share or Ordinary Share Equivalents or any rights or options to purchase any shares of Ordinary Share or Ordinary Share Equivalents for cash, then the consideration received therefor shall be deemed to be the amount of cash received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. If the Company shall issue or sell any shares of Ordinary Share or Ordinary Share Equivalents or any rights or options to purchase any Ordinary Share or Ordinary Share Equivalents for any consideration other than cash, then the amount of such non-cash consideration received by the Company shall be deemed to be the Fair Market Value of such non-cash consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith, as such Fair Market Value shall be determined in good faith by a majority of the Board of Directors; provided, however, that in the case of any such issuance or sale to an Affiliate of the Company, such Fair Market Value shall be determined by a nationally recognized investment banking firm chosen by the Board of Directors with the consent of a majority of the Board of Directors.

(c) Readjustment of Warrant Share Number upon Expiration of Ordinary Share Equivalents. If any Ordinary Share Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 4.8 shall have expired or terminated without the conversion, exchange or exercise thereof and/or if by reason of the terms of such Ordinary Share Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the conversion, exchange or exercise thereof, then the Warrant Share Number shall be readjusted (but to no greater extent than originally adjusted) in order to (a) eliminate from the computation any additional shares of Ordinary Share corresponding to such Ordinary Share Equivalents as shall have expired or terminated, (b) treat the additional shares of Ordinary Share, if any, actually issued or issuable pursuant to any previous conversions, exchanges or exercises of such Ordinary Share Equivalents as having been issued for the consideration actually received and receivable therefor and (c) treat any such Ordinary Share Equivalents which remain outstanding as being subject to conversion, exchange or exercise on the basis of such conversion, exchange or exercise price as shall be in effect at the time.

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Section 5. Rights of Holder

5.1	No Shareholder Rights Before Exercise.

This Warrant does not entitle the Holder to voting rights, dividends or other rights as a shareholder of the Company before exercise and issuance of Warrant Shares.

5.2	Reservation of Shares.

The Company shall reserve and keep available out of its authorized and unissued Ordinary Shares the number of shares necessary to satisfy exercise of this Warrant, subject to the Exchange Cap and any Required Shareholder Approval.

5.3	[Reserved].

5.4	Listing.

The Company shall use commercially reasonable efforts to cause the Warrant Shares, when issued, to be listed on Nasdaq, subject to official notice of issuance.

5.5	No Public Market for Warrant.

This Warrant is a private warrant. The Company is not obligated to list this Warrant on any securities exchange or quotation system.

Section 6. Representations of Holder

6.1	Investment Intent.

The Holder is acquiring this Warrant and will acquire any Warrant Shares for its own account and not with a view to distribution in violation of the Securities Act.

6.2	Accredited Investor.

The Holder is an accredited investor within the meaning of Rule 501(a) of Regulation D.

6.3	Restricted Securities.

The Holder understands that this Warrant and the Warrant Shares are restricted securities and may not be transferred absent registration or an available exemption.

6.4	Information.

The Holder has had access to the Company’s SEC Reports and such other information as the Holder has deemed necessary to evaluate the merits and risks of its investment.

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Section 7. Miscellaneous

7.1	Notices.

All notices shall be given in accordance with the notice provisions of the Purchase Agreement.

7.2	Governing Law.

This Warrant shall be governed by the laws of the State of New York, without giving effect to conflict of law principles that would result in application of another jurisdiction’s laws.

7.3	Jurisdiction.

The Company and the Holder submit to the exclusive jurisdiction of state and federal courts located in the Borough of Manhattan, New York, New York for any action arising out of this Warrant.

7.4	Waiver of Jury Trial.

THE COMPANY AND THE HOLDER KNOWINGLY AND IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS WARRANT.

7.5	Amendments.

This Warrant may be amended only by a written instrument signed by the Company and the Holder.

7.6	Successors and Assigns.

This Warrant binds and benefits the Company, the Holder and their respective permitted successors and assigns.

7.7	Severability.

If any provision is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

7.8	Headings.

Headings are for convenience only and shall not affect interpretation.

7.9	Counterparts.

This Warrant may be executed by electronic signature and in counterparts, each of which is deemed an original.

[Signature Page to Private Warrant]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Issuance Date.

GMEX ROBOTICS CORPORATION

By:
Name:	[●]
Title:	[●]

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EXHIBIT A

Notice of Exercise

The undersigned Holder hereby elects to exercise the attached Warrant to purchase __________ Ordinary Shares of GMEX Robotics Corporation. The undersigned elects to exercise by:

[  ] Cash exercise. The undersigned tenders payment of $__________ as the Aggregate Exercise Price.

[  ] Cashless exercise under Section 2.3 of the Warrant.

Please issue the Warrant Shares in the following name and book-entry account:

Field	Information
Name	[●]
Address	[●]
DWAC/DTC Instructions	[●]
Tax ID	[●]

The undersigned represents that, after giving effect to this exercise, the undersigned will not exceed the Beneficial Ownership Limitation or Exchange Cap applicable to the Warrant.

Date:

Holder:

By:

Name:

Title:

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EXHIBIT B

Assignment Form

For value received, the undersigned hereby assigns and transfers to ________________ the attached Warrant to the extent of __________ Warrant Shares, together with all rights thereunder, and appoints __________________________ as attorney to transfer such Warrant on the books of GMEX Robotics Corporation, with full power of substitution.

Date:

Assignor:

By:

Name:

Title:

Assignee Address:

Assignee Tax ID:

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